Exhibit 99.1

Canterbury Park Provides Further Information Regarding Possible Suspension of Operations Due to Pending Minnesota State Government Shutdown

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 30, 2011--On June 14, 2011, Canterbury Park Holding Corporation (NASDAQ:CPHC) reported that it could be forced to suspend all or substantially all of its operations on July 1, 2011 due to a budget impasse between Minnesota’s Governor and Legislature. As Canterbury reported, without agreement before July 1 between Minnesota’s Governor and Legislature on the State’s budget for the biennium beginning July 1, funding for the Minnesota Racing Commission (the “MRC”), the agency which regulates Canterbury Park’s gaming operations, might be cut off as of that date and prevent the MRC from fulfilling its regulatory responsibilities until such funding was restored.

No agreement between Minnesota’s Governor and the Legislature has been announced to date and, yesterday, Judge Kathleen Gearin, Chief Judge of the Ramsey County Minnesota Court, entered an order that addressed what state functions could continue to operate on and after July 1 despite a continuing budget impasse. Judge Gearin ruled that only certain core functions of state government may be funded in the absence of an agreement between Minnesota’s Governor and Legislature and that other government functions should not be funded. She emphasized that state payments during a shutdown should be limited to "only the most critical functions of government involving the security, benefit, and protection of the people." In proceedings leading up to Judge Gearin’s order, the Minnesota Horsemen’s Benevolent & Protective Association (the “MHBPA”), the group that represents thoroughbred trainers and owners, requested that the MRC be funded during any budget impasse continuing into July because the monies needed to provide such funding are supplied 100% by payments from racetracks and other racing industry sources and that no other funding are needed by the MRC. However, because she determined the regulation of horse racing is not a core function of government, Judge Gearin declined to order such funding.

Canterbury Park also announced yesterday that it has joined with the MHBPA in a lawsuit filed in Scott County Minnesota District Court, Court File 70-CV-11-13433, requesting that the State of Minnesota and its Department of Management and Budget be ordered to continue funding of the MRC, notwithstanding the budget impasse, so that Canterbury Park may continue to operate under the regulation of the MRC. As in the Ramsey County proceeding, Canterbury and the MHBPA believe the MRC should be funded during any budget impasse continuing into July because the monies needed to provide such funding are supplied 100% by payments from racetracks and other racing industry sources. A hearing on a motion by Canterbury and the MHBPA for injunctive relief that would order the continuation of such funding effective July 1 is scheduled for this morning, June 30.

“We are doing everything possible to avoid suspending our gaming operations in the event of a state government shutdown,” stated Randy Sampson, Canterbury Park’s President and CEO. “If we are forced to suspend all horse racing, simulcasting and Card Casino operations, the impact on the Company would be very severe. We would lose gaming and concession revenues in excess of $1 million per week even as we continue to incur substantial operating expenses, including expenses to support our backside horse population. Moreover, without any revenues coming in, we would be forced to lay off substantially all of our 1,000 full-time and part-time employees, causing hardship for them and their families.”

Mr. Sampson added: “Unless there is a quick end to the budget impasse, there is the real possibility that owners and trainers will likely start moving their horses from Canterbury to other racetracks within a week or two of July 1, and, once they leave, it is unlikely they will return. Clearly, if the budget impasse continues beyond early July the impact could be devastating for Canterbury and the horse industry. We could lose the entire remainder of the racing season.”

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet began on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223